Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of July 11, 2018 by and among Bruce VanHorn (the “Executive”), Poage Bankshares, Inc., a Maryland corporation (“Poage”), Town Square Bank, a wholly-owned subsidiary of Poage (“Town Square Bank”), and City Holding Company, a West Virginia corporation (“City”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, City and Poage are entering into an Agreement and Plan of Merger, dated as of July 11, 2018 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Poage, Town Square Bank, and the Executive desire to enter into this Agreement, which shall supersede in its entirety the Change in Control Agreement by and between Town Square Bank and the Executive, dated March 18, 2017 (the “Prior Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Prior Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive, Poage, and Town Square Bank agree as follows:

1.             Cancellation of Prior Agreement. As of the Effective Date (the “Effective Date” of this Agreement), the Prior Agreement shall be cancelled in its entirety and the parties thereto shall have no further rights or obligations thereunder. In the event that the Merger Agreement is terminated or otherwise cancelled, this Agreement will be null and void ab initio, and the Prior Agreement will remain in full force and effect.

2.            Settlement.

2.1           Cash Settlement. Provided the Executive has remained employed with Poage and Town Square Bank to and including the Effective Date, the Executive shall be entitled to, and have a non-forfeitable right to, a cash payment in an amount equal to $586,151 (“Cash Settlement”), paid in a lump sum, less required tax withholding, on the day immediately prior to the Effective Date. For the avoidance of doubt, the payment of the Cash Settlement under this Agreement shall not release Poage or Town Square Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Town Square Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Poage to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Poage as contemplated by Section 3.01 of the Merger Agreement; or (e) rights to indemnification under applicable corporate law, the organizational documents of Poage or Town Square Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to Section 6.18 of the Merger Agreement.

2.2           Waiver of Claims. Except as expressly set forth in Section 2.1 of this Agreement, Executive hereby irrevocably and forever releases and discharges Poage and Town Square from each and every claim, charge, liability, complaint, expense, cost and demand Executive has or may have against Poage or Town Square whether related to Executive’s employment by, or severance of employment from, Poage or Town Square or otherwise.

3.             Complete Satisfaction. In consideration of the payment of the Cash Settlement, the Executive, Poage and Town Square Bank hereby agree that the full payment of the Cash Settlement, as determined in accordance Section 2.1, shall be in complete satisfaction of all rights to payments due to Executive under the Prior Agreement.

4.             Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment, as used in this Agreement, shall mean a Separation from Service within the meaning of Section 409A of the Code.

5.             General.

5.1           Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

5.2           Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

5.3           Withholdings. Poage and Town Square Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

5.4           Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Kentucky, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

5.5           Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

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5.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.             Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Poage and Town Square Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Bruce VanHorn
Bruce VanHorn

Poage Bankshares, Inc.

By:	/s/ Thomas L. Burnette
Name:	Thomas L. Burnette
Title:	Chairman

TOWN SQUARE BANK

By:	/s/ Thomas L. Burnette
Name:	Thomas L. Burnette
Title:	Chairman

CITY HOLDING COMPANY

By:	/s/ Charles R. Hageboeck
Name:	Charles R. Hageboeck
Title:	President and CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

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